EXHIBIT 23.6

April 27, 2004

Brightmail Incorporated

301 Howard Street

Suite 1800

San Francisco, CA 94105

Dear Mr. Francois,

Please consider this letter as written authorization to use the data contained in our report entitled “E-mail Security Solutions Providers Seek to Stop Spam and Viruses at the Perimeter” dated February 2004, including, without limitation, that Brightmail Incorporated’s anti-spam solution has fewer than one false positive in every one million messages.

By:	/s/ ELLE HOXIE

Name: Elle Hoxie Title: Marketing Programs and Licensing Manager